Exhibit 99.1

Contacts:

Investors

Bob Okunski

408-240-5447

Bob.Okunski@sunpower.com

Media

Natalie Wymer

408-457-2348

Natalie.Wymer@sunpower.com

SunPower Announces Pricing of $400 Million Aggregate Principal Amount of its 4.00% Senior Convertible Debentures due 2023

SAN JOSE, Calif., Dec. 9, 2015—SunPower Corp. (NASDAQ: SPWR) today announced that it has priced the previously announced private offering of $400 million aggregate principal amount of its 4.00% senior convertible debentures due 2023. The sale of the debentures is subject to market and other customary conditions and is expected to close on December 15, 2015. SunPower also granted the initial purchasers of the debentures an option to purchase up to an additional $25 million aggregate principal amount of debentures, exercisable within a 30-day period.

Total Energies Nouvelles Activités USA (“Total”), a subsidiary of Total S.A. that owns approximately 57.5% of SunPower’s common stock, has agreed to purchase, and the initial purchasers have agreed to sell to Total, $100 million aggregate principal amount of the $400 million aggregate principal amount of debentures to be offered. If the initial purchasers elect to exercise their right to purchase additional debentures, Total’s commitment will not change.

SunPower expects to receive net proceeds from this offering of approximately $391.3 million (or approximately $415.4 million if the initial purchasers exercise in full their option to purchase additional debentures), after deducting the initial purchasers’ discount and estimated offering expenses payable by it. SunPower intends to use the net proceeds from the offering for general corporate purposes, including, but not limited to, pursuing its HoldCo and YieldCo strategies, capital expenditures, working capital, retirement of existing indebtedness and to fund potential acquisitions of complementary businesses. SunPower currently has no commitments or agreements for any specific acquisitions.

The debentures will pay interest semi-annually on January 15 and July 15 of each year, beginning on July 15, 2016, at a rate of 4.00% per annum, and will mature on January 15, 2023, unless earlier redeemed, repurchased or converted. The debentures will be convertible into shares of SunPower’s common stock at any time based on an initial conversion rate of 32.7568 shares of common stock per $1,000 principal amount of debentures (which is equivalent to an initial conversion price of approximately $30.53 per share of SunPower’s common stock), representing a conversion premium of approximately 32.5% over the closing sale price of $23.04 per share of SunPower’s common stock on The NASDAQ Global Select Market on December 9, 2015. The conversion rate (and the conversion price) will be subject to adjustment in certain circumstances.

SunPower may redeem the debentures at its option in whole, but not in part, for a period of 30 calendar days following the repurchase date relating to a non-stock change of control fundamental change (as defined in the indenture governing the debentures) at a cash redemption price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest, if any.

The debentures are being offered in a private placement only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933 (the “Act”), and to Total, which is an institutional accredited investor under Regulation D under the Act. The debentures have not been registered under the Act or any other state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities law.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Act. Any offers of the debentures will be made only by means of a confidential offering memorandum. The debentures being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the applicable private offering memorandum.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the closing of the offering of the debentures, the use of the net proceeds of the offering, SunPower’s ability to make required interest and other payments on the debentures (including upon redemption) and the convertibility of the debentures. These forward-looking statements are based on SunPower’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) market conditions; (2) potential fluctuations in SunPower’s stock price; (3) whether SunPower will be able to satisfy the conditions required to close the sale of the debentures; (4) management’s broad discretion over the use of the net proceeds of the offering; (5) changes in U.S. generally accepted accounting principles or in their interpretation; and (6) other risks that affect SunPower’s business included in its filings with the Securities and Exchange Commission from time to time, including SunPower’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” All forward-looking statements in this press release are based on information currently available to SunPower, and SunPower assumes no obligation to update these forward-looking statements in light of new information or future events.